Exhibit 10.2
ACCENTURE LTD
2001 SHARE INCENTIVE PLAN
RESTRICTED SHARE UNIT AGREEMENT
(CEO Award — 2009)
          1. Grant of RSUs. Accenture Ltd, an exempted company registered in Bermuda (the “Company”), hereby grants, as of January 1, 2009 to William D. Green, (the “Participant”), a total number of 184,331 Restricted Share Units (“RSUs”), on the terms and conditions set forth herein. This grant is made pursuant to the terms of the Accenture Ltd 2001 Share Incentive Plan (the “Plan”), which Plan, as amended from time to time, is incorporated herein by reference and made a part of this Restricted Share Unit Agreement (this “Agreement”). Capitalized terms not otherwise defined in this Agreement shall have the same meaning ascribed to them in the Plan.
          2. Vesting.
          (a) Service Condition. The RSUs shall vest in full, if at all, on January 1, 2012 (the “Determination Date”) so long as the Service Condition has been satisfied. For purposes of this Agreement, the “Service Condition” requires that the Participant shall continually be employed by the Company or any of its Affiliates (collectively, the “Constituent Companies”) as the Company’s Chief Executive Officer and/or Chairman from January 1, 2009 to January 1, 2012.
          (b) Upon the Participant’s termination of employment for any reason, any unvested RSUs shall immediately terminate, and no further Shares shall be issued or transferred under Section 3 of this Agreement in respect of such unvested RSUs; provided, however, that if the Participant’s employment with the Constituent Companies terminates due to the Participant’s death or Disability, the RSUs granted hereunder shall vest with respect to 100% of the RSUs held by the Participant on the date of such termination of employment. For purposes of this Agreement “Disability” shall have the meaning set forth in Section 3(b) below or, if applicable, Section 21(a) below.
          3. Form and Timing of Issuance or Transfer.
          (a) In General. Unless the Committee or its designee permits the Participant to elect to defer the issuance or transfer of Shares under this Agreement pursuant to the terms and conditions established by the Committee in its sole discretion, the Company shall issue or cause there to be transferred to the Participant that number of Shares as set forth in Section 1 above on the Determination Date, until all of the Shares underlying the vested RSUs have been issued or transferred; provided that on such delivery date, a number of RSUs equal to the number of Shares issued or transferred to the Participant shall be extinguished; provided, further, however, that upon the issuance or transfer of Shares to the Participant, in lieu of a fractional Share, the Participant shall receive a cash payment equal to the Fair Market Value of such fractional Share. At the discretion of the Company, the Company may issue or transfer Shares underlying vested RSUs to the Participant earlier than the Determination Date to the extent required to satisfy tax liabilities arising in connection with this RSU grant. Notwithstanding the foregoing, if the conditions set forth in Section 21 of this Agreement are satisfied, Section 21 shall supersede the foregoing.
          (b) Death or Disability. Notwithstanding Section 3(a) of this Agreement, if the Participant’s employment with the Constituent Companies terminates due to the Participant’s death or Disability, the Company shall issue or cause to be transferred to the Participant or to his or her estate, as the case may be, a number of Shares equal to the aggregate number of RSUs granted to the Participant hereunder (rounded down to the next whole Share) as soon as practicable following such termination of employment, at which time a number of RSUs equal to the number of Shares issued or transferred to the Participant or to his or her estate shall be extinguished; provided, however, that upon the issuance or transfer of Shares to the Participant or to his or her estate, in lieu of a fractional Share, the Participant or his or her estate, as the case may be, shall receive a cash payment equal to the Fair Market Value of such fractional Share.
          For purposes of this Agreement, unless Section 21 applies, “Disability” shall mean “disability” as defined (i) in any employment agreement then in effect between the Participant and the Company or any Affiliate or (ii) if not defined therein, or if there shall be no such agreement, as defined in the long-term disability plan maintained by the Participant’s employer as in effect from time to time, or (iii) if there shall be no plan, the inability of the Participant to perform in all material respects his or her duties and responsibilities to the Constituent Companies for a period of six (6) consecutive months or for an aggregate period of nine (9) months in any twenty-four (24) consecutive month period by reason of a physical or mental incapacity.
          (c) Notwithstanding Sections 3(a) and 3(b) of this Agreement, upon the Participant’s termination of employment with the Constituent Companies for Cause or to the extent that the Participant otherwise takes such action that would constitute Cause, to the extent legally permissible, any outstanding RSUs shall immediately terminate. For purposes of this Agreement, “Cause” shall mean “cause” as defined in any employment or consultancy agreement (or similar agreement) or in any letter of appointment then in effect between the Participant and the Company or any Affiliate or if not defined therein (it being the intent that the definition of “Cause” shall include, at a minimum, the acts set forth below), or if there shall be no such agreement, to the extent legally permissible, (a) the Participant’s embezzlement, misappropriation of corporate funds, or other material acts of dishonesty, (b) the Participant’s commission or conviction of any felony, or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendere to any felony or misdemeanor, (c) engagement in any activity that the Participant knows or should know could harm the business or reputation of the Company or an Affiliate, (d) the Participant’s material failure to adhere to the Company’s or an Affiliate’s corporate codes, policies or procedures as in effect from time to time, (e) the Participant’s continued failure to meet minimum performance standards as determined by the Company or an Affiliate, (f) the Participant’s violation of any statutory, contractual, or common law duty or obligation to the Company or an Affiliate, including, without limitation, the duty of loyalty, or (g) the Participant’s material breach of any confidentiality or non-competition covenant entered into between the Participant and the Company or an Affiliate, including, without limitation, the covenants contained in this Agreement. The determination of the existence of Cause shall be made by the Company in good faith, which determination shall be conclusive for purposes of this Agreement.
          4. Dividends. If on any date while RSUs are outstanding hereunder the Company shall pay any dividend on the Shares (other than a dividend payable in Shares), the number of RSUs granted to the Participant shall, as of such dividend payment date, be increased by a number of RSUs equal to: (a) the product of (x) the number of RSUs held by the Participant as of the related dividend record date, multiplied by (y) the per Share amount of any cash dividend (or, in the case of any dividend payable in whole or in part other than in cash, the per Share value of such dividend, as determined in good faith by the Committee), divided by (b) the Fair Market Value of a Share on the payment date of such dividend. In the case of any dividend declared on Shares that is payable in the form of Shares, the number of RSUs granted to the Participant shall be increased by a number equal to the product of (I) the aggregate number of RSUs held by the Participant through the related dividend record date, multiplied by (II) the number of Shares (including any fraction thereof) payable as a dividend on a Share.
          5. Adjustments Upon Certain Events. In the event of any change in the outstanding Shares by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, amalgamation, spin-off or combination transaction or exchange of Shares or other similar events (collectively, an “Adjustment Event”), the Committee may, in its sole discretion, adjust any Shares or RSUs subject to this Agreement to reflect such Adjustment Event.
          6. Cancellation and Rescission of RSUs and Shares Underlying RSUs.
          (a) Upon any transfer or issuance of Shares underlying RSUs, the Participant shall certify in a manner acceptable to the Company that the Participant is in compliance with the terms and conditions of this Agreement and the Plan.
          (b) In the following circumstances, the Company may require the Participant to, to the extent legally permitted, transfer to the Company up to a number of Shares equal to the number of Shares that have been issued or transferred under this Agreement (without regard to whether the Participant continues to own or control such previously delivered Shares) and the Participant shall bear all costs of transfer, including any transfer taxes that may be payable in connection with such transfer;

          (i) the Participant’s employment with the Constituent Companies is terminated for Cause, or
          (ii) the Participant engages in any of the Restricted Activities defined in subsection (c) below.
          (c) The Participant agrees that, in consideration of the value of and as a condition of receiving and maintaining the RSUs granted to the Participant under this Agreement, the Participant shall not, for a period of twelve months following the termination of the Participant’s employment with the Constituent Companies engage in any Restricted Activities, which for purposes of this Agreement include the following:
          (i) associate (including, but not limited to, association as a sole proprietor, owner, employer, partner, principal, investor, joint venturer, shareholder, associate, employee, member, consultant, contractor or otherwise) with any Competitive Enterprise or any of the affiliates, related entities, successors, or assigns of any Competitive Enterprise; provided, however, that with respect to the equity of any Competitive Enterprise which is or becomes publicly traded, the Participant’s ownership as a passive investor of less than 1% of the outstanding publicly traded stock of a Competitive Enterprise shall not be deemed a violation of this Section 6(c)(i);
          (ii) directly or indirectly (A) solicit, or assist any other individual, person, firm or other entity in soliciting, any Client or Prospective Client for the purpose of performing or providing any Consulting Services; or (B) perform or provide, or assist any other individual, person, firm or other entity in performing or providing, Consulting Services for any Client or Prospective Client; or (C) interfere with or damage (or attempt to interfere with or damage) any relationship and/or agreement between the Company or any Affiliates and a Client or Prospective Client; or
          (iii) directly or indirectly, solicit, employ or retain, or assist any other individual, person, firm or other entity in soliciting, employing or retaining, any employee or other agent of the Company or an Affiliate, including, without limitation, any former employee or other agent of the Company, its Affiliates and/or their predecessors who ceased working for the Company, its Affiliates and/or their predecessors within an eighteen-month period before or after the date on which the Participant’s employment with the Constituent Companies terminated.
          (d) For purposes of this Agreement:
          (i) “Cause shall have the meaning set forth in Section 3(c) above.
          (ii) “Client” shall mean any person, firm, corporation or other organization whatsoever for whom the Company, its Affiliates and/or their predecessors provided services within a twelve month period before the date on which the Participant’s employment with the Constituent Companies terminated, or about which the Participant learned confidential information within the twelve months prior to the date on which the Participant’s employment with the Constituent Companies terminated.

          (iii) “Competitive Enterprise” shall mean a business enterprise that engages in, or owns or controls a significant interest in any entity that engages in, the performance of services of the type provided by the Company, its Affiliates and/or their predecessors. “Competitive Enterprise” shall include, but not be limited to, the entities set forth on the list maintained by the Company on the myHoldings website, which list may be updated by the Company from time to time.
          (iv) “Consulting Services” shall mean the performance of any services of the type provided by the Company, its Affiliates and/or their predecessors at any time, past, present or future.
          (v) “Prospective Client” shall mean any person, firm, corporation, or other organization whatsoever with whom the Company, its Affiliates and/or their predecessors had any negotiations or discussions regarding the possible performance of services by the Company or any of its Affiliates or any of their predecessors within the twelve months prior to the date of the Participant’s termination of employment with the Constituent Companies.
          (vi) “solicit” shall mean to have any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action.
          (e) If, during the twelve month period following the termination of the Participant’s employment with the Constituent Companies, the Participant is presented with an opportunity that might involve participation in any Restricted Activity under 6(c)(i) above, Participant shall notify the Company in writing of the nature of the opportunity (the “Conflicting Activity”). Following receipt of sufficient information concerning the Conflicting Activity, the Company will advise Participant in writing whether the Company considers the Participant’s RSUs to be subject to Section 6(b)(ii) above. The Company retains sole discretion to determine whether Participant’s RSUs are subject to Section 6(b)(ii) and to alter its determination should additional or different facts become known to the Company.
          7. No Right to Continued Employment. Neither the Plan nor this Agreement shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship to, the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss the Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided herein.
          8. Data Protection. The Participant consents to the processing (including international transfer) of personal data as set out in Appendix A for the purposes specified therein.
          9. Collateral Agreements. As a condition to the issuance or transfer of the Shares underlying the RSUs granted hereunder, the Participant shall, to the degree reasonably required by the Company, (a) execute and return to the Company a counterpart of this

Agreement in accordance with the instructions provided by the Company and (b) either (i) execute and return an employment agreement, a consultancy agreement, a letter of appointment and/or an intellectual property agreement, in form and substance satisfactory to the Company, or (ii) provide evidence satisfactory to the Company that the agreements referenced in clause (i) have been previously executed by the Participant.
          10. No Acquired Rights. In participating in the Plan, the Participant acknowledges and accepts that the Board has the power to amend or terminate the Plan at any time and that the opportunity given to the Participant to participate in the Plan is entirely at the discretion of the Committee and does not obligate the Company or any of its Affiliates to offer such participation in the future (whether on the same or different terms). The Participant further acknowledges and accepts that such Participant’s participation in the Plan is outside the terms of the Participant’s contract of employment with the Constituent Companies and is therefore not to be considered part of any normal or expected compensation and that the termination of the Participant’s employment under any circumstances whatsoever will give the Participant no claim or right of action against the Company or its Affiliates in respect of any loss of rights under this Agreement or the Plan that may arise as a result of such termination of employment.
          11. No Rights of a Shareholder. The Participant shall not have any rights as a shareholder of the Company until the Shares in question have been registered in the Company’s register of shareholders.
          12. Legend on Certificates. Any Shares issued or transferred to the Participant pursuant to Section 3 of this Agreement shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, any applicable Federal or state laws or relevant securities laws of the jurisdiction of the domicile of the Participant or to ensure compliance with any additional transfer restrictions that may be in effect from time to time, and the Committee may cause a legend or legends to be put on any certificates representing such Shares to make appropriate reference to such restrictions.
          13. Transferability Restrictions — RSUs/Underlying Shares. RSUs may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance not permitted by this Section 13 shall be void and unenforceable against any Constituent Company. Any Shares issued or transferred to the Participant shall be subject to compliance by the Participant with such policies as the Committee or the Company may deem advisable from time to time, including, without limitation, the policies relating to certain minimum share ownership requirements. Such policies shall be binding upon the permitted respective legatees, legal representatives, successors and assigns of the Participant. The Company shall give notice of any such additional or modified terms and restrictions applicable to Shares delivered or deliverable under the Agreement to the holder of the RSUs and/or the Shares so delivered, as appropriate, pursuant to the provisions of Section 14 or, if a valid address does not appear to exist in the personnel records, to the last address known by the Company of such holder. Notice of any such changes may be provided electronically, including, without limitation, by publication of such changes to a central website to which any holder of the RSUs or Shares issued therefrom has access.
          14. Notices. Any notice to be given under this Agreement shall be addressed to the Company in care of its General Counsel at:
Accenture Ltd
50 W. San Fernando Street
San Jose, CA 95113
Telecopy: (408)817-2799
Attn: General Counsel
(or, if different, the then current principal business address of the duly appointed General Counsel of the Company) and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.
          15. Withholding. The Participant may be required to pay to the Company or any Affiliate and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any issuance or transfer due in connection with the RSUs under this Agreement or under the Plan or from any compensation or other amount otherwise payable to the Participant, applicable withholding taxes and social insurance contributions required to be withheld with respect to the RSUs, this Agreement or any issuance or transfer under this Agreement or under the Plan and to take such action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes and social insurance contributions. Notwithstanding the foregoing, if the Participant’s employment with the Constituent Companies terminates prior to the issuance or transfer of all of the Shares under this Agreement, the payment of any applicable withholding taxes or social insurance contributions required to be withheld with respect to any further issuance or transfer of Shares under this Agreement or the Plan shall at the Company’s discretion be made solely through the sale of Shares equal to the statutory minimum withholding liability.
          16. Choice of Law, Forum and Jurisdiction. The Participant acknowledges that, (a) as of the date hereof, the Shares underlying the RSUs granted to the Participant hereunder are publicly traded in the State of New York on the New York Stock Exchange, (b) the Company and its Affiliates have significant operations and numbers of employees in New York, and (c) the Company, for the purpose of ensuring predictability and uniformity of results, desires that there be a common body of law interpreting and enforcing this Agreement. The Parties acknowledge and agree that the State of New York has a reasonable relationship to this Agreement and the subject matter hereof and to the Parties’ relationship to one another. The Parties therefor agree that: THE INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. THE PARTICIPANT AND COMPANY EACH AGREE THAT ANY DISPUTE OR CONTROVERSY ARISING OUT OF OR CONCERNING THIS AGREEMENT SHALL BE EXCLUSIVELY BROUGHT IN, AND RESOLVED EXCLUSIVELY BY, THE

COURTS IN THE STATE OF NEW YORK. THE PARTICIPANT AND THE COMPANY EACH CONSENT TO THE JURISDICTION OF THE COURTS IN THE STATE OF NEW YORK.
          17. Severability. This Agreement shall be enforceable to the fullest extent allowed by law. In the event that a court or appointed arbitrator holds any provision of this Agreement to be invalid or unenforceable, then, if allowed by law, that provision shall be reduced, modified or otherwise conformed to the relevant law, judgment or determination to the degree necessary to render it valid and enforceable without affecting the rest of this Agreement. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed severable from the remainder of this Agreement, and the remaining provisions contained in this Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this Agreement. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          18. RSUs Subject to Plan. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. All RSUs are subject to the Plan. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.
          19. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
          20. Administration; Consent. In order to manage compliance with the terms of this Agreement, Shares delivered pursuant to the Agreement may, at the sole discretion of the Company, be registered in the name of the nominee for the holder of the Shares and/or held in the custody of a custodian until otherwise determined by the Company. To that end, by acceptance of this Agreement, the holder hereby appoints the Company, with full power of substitution and resubstitution, his or her true and lawful attorney-in-fact to assign, endorse and register for transfer into such nominee’s name or deliver to such custodian any such Shares, granting to such attorneys, and each of them, full power and authority to do and perform each and every act and thing whatsoever that such attorney or attorneys may deem necessary, advisable or appropriate to carry out fully the intent of this paragraph as such person might or could do personally. It is understood and agreed by each holder of the Shares delivered under the Agreement that this appointment, empowerment and authorization may be exercised by the aforementioned persons with respect to all Shares delivered pursuant to the Agreement of such holder, and held of record by another person or entity, for the period beginning on the date hereof and ending on the later of the date the Agreement is terminated and the date that is ten years following the last date Shares are delivered pursuant to this Agreement. The form of the custody agreement and the identity of the custodian and/or nominee shall be as determined from time to time by the Company in its sole discretion. A holder of Shares delivered pursuant to the Agreement acknowledges and agrees that the Company may refuse to register the transfer of and enter stop transfer orders against the transfer of such Shares except for transfers deemed by it in its sole discretion to be in compliance with the terms of this Agreement. Each holder of Shares delivered pursuant to the Agreement agrees to execute such additional documents and take such other actions as may be deemed reasonably necessary or desirable by the Company to effect the provisions of the Agreement, as in effect from time to time. Each holder of Shares delivered pursuant to the Agreement acknowledges and agrees that the Company may impose a legend on any document relating to or Shares issued or issuable pursuant to this Agreement conspicuously referencing the restrictions applicable to such Shares.
          21. Section 409A — Disability, Deferral Elections, Payments to Specified Employees, and Interpretation of Grant Terms. If the Participant is subject to income taxation on the income resulting from this Agreement under the laws of the United States, and the foregoing provisions of this Agreement would result in adverse tax consequences to the Participant, as determined by the Company, under Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), then the following provisions shall apply and supersede the foregoing provisions:
          (a) “Disability” shall mean a disability within the meaning of Section 409A(a)(2)(C) of the Code.
          (b) Deferral elections made by U.S. taxpayers are subject to Section 409A of the Code. The Company will use commercially reasonable efforts to not permit RSUs to be deferred, accelerated, released, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A of the Code. In the event that it is reasonably determined by the Company that, as a result of Section 409A of the Code, payments or delivery of the Shares underlying the RSU award granted pursuant to this Agreement may not be made at the time contemplated by the terms of the RSU award or your deferral election, as the case may be, without causing the Participant to be subject to taxation under Section 409A of the Code, the Company will make such payment or share delivery as soon as practicable on or following the first day that would not result in your incurring any tax liability under Section 409A of the Code, and in any event, no later than the last day of the calendar year in which such first date occurs.
          (c) If the Participant is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code), payments and deliveries of shares in respect of any RSUs subject to Section 409A of the Code that are linked to the date of the Participant’s separation from service shall not be made prior to the date which is six (6) months after the date of the Participant’s separation from service from the Company or any of its Affiliates, determined in accordance with Section 409A of the Code and the regulations promulgated thereunder.
          (d) The Company shall use commercially reasonable efforts to avoid subjecting the Participant to any additional taxation under Section 409A of the Code as described herein; provided that neither the Company nor any of its employees, agents, directors or representatives shall have any liability to the Participant with respect to Section 409A of the Code.
     22. Rule 16b-3. The grant of the RSUs to the Participant hereunder is intended to be exempt from the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”) pursuant to Rule 16b-3 promulgated under the Exchange Act.
     23. Entire Agreement. This Agreement, including the Plan, as provided therein, contains the entire agreement between the parties with respect to the subject matter therein and supersedes all prior oral and written agreements between the parties pertaining to such matters.
          IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Date of Grant set forth on the attached Essential Grant Terms.

ACCENTURE LTD

By:

Douglas G. Scrivner General Counsel, Secretary and Compliance Officer

PARTICIPANT

Signature

Print Name

Date

Employee ID

APPENDIX A
DATA PROTECTION PROVISION
(a)	By participating in the Plan or accepting any rights granted under it, the Participant consents to the collection and processing by the Company and its Affiliates of personal data relating to the Participant by the Company and its Affiliates so that they can fulfill their obligations and exercise their rights under the Plan, issue certificates (if any), statements and communications relating to the Plan and generally administer and manage the Plan, including keeping records of participation levels from time to time. Any such processing shall be in accordance with the purposes and provisions of this data protection provision. References in this provision to the Company and its Affiliates include the Participant’s employer.

These data will include data:
(i)	already held in the Participant’s records such as the Participant’s name and address, ID number, payroll number, length of service and whether the Participant works full-time or part time;

(ii)	collected upon the Participant accepting the rights granted under the Plan (if applicable); and

(iii)	subsequently collected by the Company or any of its Affiliates in relation to the Participant’s continued participation in the Plan, for example, data about shares offered or received, purchased or sold under the Plan from time to time and other appropriate financial and other data about the Participant and his or her participation in the Plan (e.g., the date on which the shares were granted, termination of employment and the reasons of termination of employment or retirement of the Participant).
(b)	This consent is in addition to and does not affect any previous consent provided by the Participant to the Company or its Affiliates.

(c)	In particular, the Participant expressly consents to the transfer of personal data about the Participant as described in paragraph (a) above by the Company and its Affiliates. Data may be transferred not only within the country in which the Participant is based from time to time or within the EU or the European Economic Area, but also worldwide, to other employees and officers of the Company and its Affiliates and to the following third parties for the purposes described in paragraph (a) above:
(i)	Plan administrators, auditors, brokers, agents and contractors of, and third party service providers to, the Company or its Affiliates such as printers and mail houses engaged to print or distribute notices or communications about the Plan;

(ii)	regulators, tax authorities, stock or security exchanges and other supervisory, regulatory, governmental or public bodies as required by law;

(iii)	actual or proposed merger partners or proposed assignees of, or those taking or proposing to take security over, the business or assets of the Company or its Affiliates and their agents and contractors;

(iv)	other third parties to whom the Company or its Affiliates may need to communicate/transfer the data in connection with the administration of the Plan, under a duty of confidentiality to the Company and its Affiliates; and

(v)	the Participant’s family members, physicians, heirs, legatees and others associated with the Participant in connection with the Plan.
Not all countries, where the personal data may be transferred to, have an equal level of data protection as in the EU or the European Economic Area. Countries to which data are transferred include the USA and Bermuda.
All national and international transfer of personal data is only done in order to fulfill the obligations and rights of the Company and/or its Affiliates under the Plan.
The Participant has the right to be informed whether the Company or its Affiliates hold personal data about the Participant and, to the extent they do so, to have access to those personal data at no charge and require them to be corrected if they are inaccurate or to be destroyed if the Participant wishes to withdraw his or her consent. The Participant is entitled to all the other rights provided for by applicable data protection law, including those detailed in any applicable documentation or guidelines provided to the Participant by the Company or its Affiliates in the past. More detailed information is available to the Participant by contacting the appropriate local data protection officer in the country in which the Participant is based from time to time. If the Participant has a complaint regarding the manner in which personal information relating to the Participant is dealt with, the Participant should contact the appropriate local data protection officer referred to above.
(d)	The processing (including transfer) of data described above is essential for the administration and operation of the Plan. Therefore, in cases where the Participant wishes to participate in the Plan, it is essential that his/her personal data are processed in the manner described above. At any time the Participant may withdraw his or her consent.